EXHIBIT 99.1

CONTACT: Denis Hickey IntraBiotics Pharmaceuticals, Inc. (925) 906-5331	FOR IMMEDIATE RELEASE
INTRABIOTICS ANNOUNCES RECEIPT OF NASDAQ LETTER
LAFAYETTE, CA, September 8, 2005 — IntraBiotics Pharmaceuticals, Inc. (NASDAQ: IBPI) today announced that it received a letter dated September 2, 2005 from the Staff of The NASDAQ Stock Market (the “Staff”) stating that the Staff believes the Company is a “public shell” and is therefore subject to delisting from NASDAQ on September 13, 2005, pursuant to Marketplace Rule 4300, unless the Company appeals the Staff’s determination to a NASDAQ Listing Qualifications Panel (the “Panel”). The Company will appeal the Staff’s determination and request a hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing. The Company’s securities will remain listed on NASDAQ until the issuance of the Panel’s written determination.
The Company previously announced on July 6, 2005 that it had received a letter from the Staff, stating that the Staff would review the Company’s eligibility for continued listing on NASDAQ and requesting information from the Company. The September 2, 2005 letter constitutes the Staff’s response to the information provided by the Company.
As previously disclosed, the Company issued warrants to purchase shares of its common stock in connection with its Series A convertible preferred stock offering on May 1, 2003 which provide that if the Company’s common stock is delisted from NASDAQ, the purchase price for the stock upon exercise of the warrants will be reduced by 50% without any concomitant increase in the number of shares of common stock for which the warrants are then exercisable. As of June 30, 2005 the Company had 789,171 such warrants outstanding with an exercise price of $2.066 per share. As of June 30, 2005 the Company had approximately 11.1 million common equivalent shares outstanding assuming the net exercise of in-the-money warrants and options to acquire common stock.

Contact:	Denis Hickey
IntraBiotics Pharmaceuticals, Inc.
(925) 906 5331
Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding possible changes in the status of the listing of the Company’s securities on NASDAQ. As such, they are subject to the occurrence of many events outside of the Company’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward looking statements contained in this release are based upon information available to the Company as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.